                                                           EXHIBIT 10.9

                         CONTENT DISTRIBUTION AGREEMENT

THIS CONTENT DISTRIBUTION AGREEMENT is between DOW JONES & COMPANY, INC., a Delaware corporation ("Dow Jones") and the undersigned corporation, partnership or other legal entity ("Distributor").

Distributor owns and operates the electronic service defined in Exhibit A (the "Distributor Service"). Distributor wants to obtain from Dow Jones the right to receive the content defined in Exhibit B (the "Dow Jones Information") via the delivery methods defined in Exhibit C (the "Delivery Methods") and provide subscribers to the Distributor Service access to the Dow Jones Information, all on the terms and conditions set forth below.

1.       GRANT OF RIGHTS; RESTRICTIONS.

         (a) ACCESS TO DOW JONES INFORMATION. Dow Jones hereby grants to Distributor, subject to the terms and conditions contained in this Agreement, a limited, non-exclusive, nontransferable right to: (i) receive via the Delivery Methods the Dow Jones Information; (ii) store the Dow Jones Information only for the calendar week in which it is published in accordance with Exhibit A on one host computer owned and operated by Distributor located within the United States (the "Distributor Host Computer"); and (iii) distribute the Dow Jones Information solely to "Distributor Subscribers" (as defined in Section 1(b)(i)), solely by means of the Distributor Service and solely by means of the distribution methods defined in Exhibit A (the "Authorized Distribution Methods"). No provision of this Agreement shall be deemed to restrict or limit Dow Jones' right to market, sell, distribute, display or otherwise provide access to the Dow Jones Information directly or indirectly anywhere in the world, or enter into contracts, grant licenses or make arrangements with any other party to market, sell, distribute, display or otherwise provide access to the Dow Jones Information anywhere in the world. Distributor shall not sublicense or otherwise transfer or assign any right granted in Section 1(a) to any other person or entity.

         (b)      DISTRIBUTOR SUBSCRIBERS.

                  (i)      A "Distributor Subscriber" shall mean an individual:
(A) whose principal residence is in the territory defined in Exhibit A ("Territory"); and (B) who has become legally bound by a contract with Distributor which contains at a minimum the terms and conditions set forth in Exhibit D regarding access to the Dow Jones Information (the "Distributor Subscriber Agreement"); and (C) who has access via the Distributor Service to any portion of the Dow Jones Information. Distributor shall not permit any corporation, partnership or other type of legal entity, other than an individual, to become a Distributor Subscriber and receive access to any Dow Jones Information, without Dow Jones' prior written consent. Distributor shall not amend any term in the Distributor Subscriber Agreement that relates to the Dow Jones Information without Dow Jones' prior consent. In the event of any conflict between the Distributor Subscriber Agreement and this Agreement, the term in this Agreement shall control.

                  (ii) Distributor shall distribute Dow Jones Information only to Distributor Subscribers who pay a fee for access to the Dow Jones Information through the Distributor Service. Distributor shall not post the Dow Jones Information in any "public" or "free" area, or area accessible without a password, on the World Wide Web or through any other distribution method, except as expressly set forth otherwise on Exhibit A.

         (c)      ADDITIONAL LICENSE RESTRICTIONS.

                  (i) Distributor shall not distribute the Dow Jones Information to any third party other than a Distributor Subscriber or distribute the Dow Jones Information through any means other than through the Distributor Service and the Authorized Distribution Methods. Distributor shall not make the Dow Jones Information available through third parties by incorporating or "bundling" the Distributor Service as one information source or service of many available through third-party front-end software or a third-party electronic information service or Internet site. Distributor shall not permit Distributor Subscribers to access the Dow Jones Information via any interactive online or electronic information service other than the Distributor Service. Distributor shall not actively engage in or authorize making any of the Dow Jones Information available: (a) as part of a "co-branded" or "private label" web site, web service, or Internet access service, or as part of a "channel" through a software or Internet service, or similar arrangements or relationships that offer or provide access to Dow Jones Information from or through other web sites, web services, or Internet access services; or (b) as part of the Distributor Service when "framed" and displayed as part of another web site or web service.

                  (ii) Distributor shall not allow the Dow Jones Information to be indexed by a web search engine that is not operated as part of the Distributor Service.

                  (iii) Distributor shall not grant any site or enterprise licenses to receive access to Dow Jones Information, without Dow Jones' prior written consent.

                  (iv) All rights not expressly granted to Distributor herein shall be retained by Dow Jones.

2.       DELIVERY OF DOW JONES INFORMATION.

         (a) DELIVERY AND INSTALLATION. Distributor shall acquire, install, operate and maintain at its expense all communications lines, equipment, software, services and related technology necessary to receive the Dow Jones Information via the Delivery Methods. Distributor also shall be responsible for, and shall pay for, any development work, software or hardware relating to the setup and integration of the Dow Jones Information as part of the Distributor Service.

         (b) LIMITATIONS ON USE. Except as specifically provided herein, Distributor shall not use, store, manipulate, distribute or otherwise make available, and shall use reasonable commercial efforts to cause each third party who obtains access to Dow Jones Information (including, without limitation, any Distributor Subscriber) not to use, store, manipulate, distribute or otherwise make available, any Dow Jones Information without the prior written consent of Dow Jones. Except for the process of converting the Text Information (defined in Exhibit B) into audio format as described in the exhibits attached to this Agreement, Distributor shall not, and shall use reasonable commercial efforts not to permit any other party to, edit, alter or otherwise change in any manner the content, format or presentation of the Dow Jones Information, including, without limitation, all copyright and proprietary rights notices.

         (c) SERVICE PRESENTATION. Distributor shall insure that all Dow Jones Information available through the Distributor Service is identified as content from Dow Jones, including, without limitation, prominently displaying on the Distributor Service the Dow Jones-branded logos provided to Distributor by Dow Jones. Dow Jones shall have the right to approve the final presentation of the Dow Jones Information in the Distributor Service prior to the date the Dow Jones Information is first made commercially available in the Distributor Service (the "Commercial Availability Date"), and shall have the right to require reasonable changes in the presentation of the Dow Jones Information from time to time during the term of this Agreement.

         (d) QUALITY OF TRANSMISSIONS. Distributor shall use its best efforts to ensure that conversion of Text Information into audio format and each transmission of Dow Jones Information (i) is of high quality, (ii) contains an accurate and complete copy of the Dow Jones Information, and (iii) is free from errors or defects.

3.       PROPRIETARY RIGHTS.

         (a) OWNERSHIP; COPYRIGHT. Distributor acknowledges and agrees that all ownership and proprietary rights (including, without limitation, the copyrights) to the Dow Jones Information are and shall remain the sole and exclusive property of Dow Jones or its licensors.

         (b) TRADEMARKS. Distributor acknowledges and agrees that Dow Jones or its licensors are the sole owners of the trademarks and service marks ("Marks") used in connection with the Dow Jones Information and that nothing contained in this Agreement grants Distributor any right to use any Dow Jones Mark, logo or trade name, except as expressly provided in this Agreement.

         (c) INFRINGEMENT. Distributor shall promptly advise Dow Jones of any possible infringement of which Distributor becomes aware of any of Dow Jones' Marks, copyrights, trade secrets or other proprietary rights, or any use of the Dow Jones Information in violation of this Agreement.

4.       ADVERTISING AND PROMOTION.

         (a) ADVERTISING. Distributor shall not include (whether in visual, audio or other format) or display third party advertising or promotional materials with the Dow Jones Information or any Dow Jones Mark, logo or trade name. This shall mean, among other things, that no audio advertisements will be heard before, during or after the Dow Jones Information is played and that no banners or video advertisements will be played by the video portion of any player while the Dow Jones Information is being played.

         (b) PROMOTIONAL MATERIALS. Distributor shall not make, publish or distribute or cooperate with any third party in making, publishing or distributing any public announcements, press releases, advertising, marketing, promotional or other materials (whether in print, electronically or otherwise) ("Materials") that use Dow Jones' name, logos, or Marks with regard to the execution or performance of this Agreement, without the prior written approval of Dow Jones. If Dow Jones has not notified Distributor of its disapproval within 10 days after Distributor delivers samples of a particular item of Material, such Material shall be deemed approved. Any breach by Distributor of this Section shall be deemed an incurable default under this Agreement and in the event of such breach, Dow Jones may immediately terminate this Agreement upon notice to Distributor.

5.       PAYMENTS.

         (a) CALCULATION OF PAYMENTS. Beginning on the earlier of (i) the Commercial Availability Date or (ii) 30 days after the Effective Date, Distributor shall pay to Dow Jones the payments ("Payments") defined in Exhibit E at the times set forth in Exhibit E.

         (b) PAYMENT. Within thirty (30) days after the end of each calendar month during the term of this Agreement, Distributor shall deliver to Dow Jones a check in an amount equal to the Payment for such period, and a report setting forth sufficient information for Dow Jones to determine how the Payment was calculated, a breakdown of the number of Distributor Subscribers whose principal residence is outside the U.S. and Canada, and any other information agreed upon by both parties.

         (c) TAXES. Distributor shall pay any taxes, fees and similar governmental charges related to the execution or performance of this Agreement, other than applicable income taxes imposed on Dow Jones related to its receipt of Payments.

         (d) MAINTENANCE AND INSPECTION OF RECORDS. Distributor shall maintain complete and accurate books and records, in accordance with generally accepted accounting practices, of all matters related to its compliance with its obligations hereunder ("Records"). Dow Jones shall have the right itself, or through its authorized representatives, upon at least 30 days' prior written notice to inspect the Records of Distributor during normal business hours no more than twice per year; PROVIDED, HOWEVER, if such inspection reveals an underpayment to Dow Jones of more than 4%, the cost of such inspection shall be paid by Distributor. Dow Jones will keep confidential all information gained from such inspection, and use it solely for the purpose of verifying compliance with the terms hereof.

         (e) CURRENCY. All amounts are stated in U.S. Dollars and shall be paid in U.S. currency.

6.       INDEMNIFICATION.

         (a) BY DOW JONES. Dow Jones shall indemnify and hold harmless Distributor against all liabilities, costs and expenses (including reasonable attorneys' fees) incurred by Distributor that arise out of any claim asserted by a third party that involves, relates to or concerns Dow Jones Information (except for claims for which Dow Jones is entitled to indemnification under Section 6(b), in which case Dow Jones shall have no indemnification obligations with respect to such claim); provided that Distributor, upon receipt of notice of a claim that could result in Dow Jones indemnifying Distributor pursuant to this subsection, gives prompt written notice to Dow Jones of the existence of such claim and permits Dow Jones, if it so requests, either to conduct the defense of such claim or to participate with Distributor in the defense thereof and in any settlement negotiations relating thereto; PROVIDED, HOWEVER, that Dow Jones shall not be required to pay any settlement amount that it has not approved in advance.

         (b) BY DISTRIBUTOR. Distributor shall indemnify and hold harmless Dow Jones against all liabilities, costs and expenses (including reasonable attorneys' fees) incurred by Dow Jones that arise out of any claim asserted by a third party that involves, relates to or concerns (i) the marketing, sale, or promotion by Distributor of the Distributor Service, (ii) any use by Distributor of any Dow Jones Information in violation of this Agreement; or (iii) any claim alleging that the Distributor Service infringes any patent, trade secret, copyright or other intellectual property rights of any third party; provided that Dow Jones, upon receipt of notice of a claim that could result in Distributor indemnifying Dow Jones pursuant to this subsection, gives prompt written notice to Distributor of the existence of such claim and permits Distributor, if it so requests, either to conduct the defense of such claim or to participate with Dow Jones in the defense thereof and in any settlement negotiations relating thereto; PROVIDED, HOWEVER, that Distributor shall not be required to pay any settlement amount that it has not approved in advance.

         (c) DISCLAIMER. DOW JONES PROVIDES THE DOW JONES INFORMATION "AS IS", WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES. DOW JONES DOES NOT WARRANT

THE ACCURACY, TIMELINESS, COMPLETENESS, ADEQUACY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE DOW JONES INFORMATION, AND DOW JONES SHALL NOT BE LIABLE TO DISTRIBUTOR OR TO ANY THIRD PARTY WITH RESPECT TO ANY ACTUAL OR ALLEGED INACCURACY, UNTIMELINESS, INCOMPLETENESS, INADEQUACY, UNMERCHANTABILITY OR UNFITNESS. DISTRIBUTOR SHALL NOT MAKE ANY STATEMENT RESPECTING THE DOW JONES INFORMATION THAT IS CONTRADICTORY TO OR INCONSISTENT WITH THE FOREGOING STATEMENTS.

7.       TERM AND TERMINATION.

         (a) TERM. The term of this Agreement shall commence on the Effective Date (defined on last page of this Agreement) and shall terminate on the first anniversary of the Effective Date. Unless either party delivers to the other written notice of nonrenewal at least 60 days prior to the end of the then-current term or renewal term, this Agreement shall automatically be extended for additional one year terms.

         (b) TERMINATION FOR CONVENIENCE. Either party may terminate this Agreement for any or no reason by delivering 90 days notice to the other party.

         (c) UNCURED BREACH. If either party shall breach any provision contained in this Agreement (other than a breach of Sections 4(b) or 8), and such breach is not cured within 30 days after receiving written notice of such breach from the other party, the party giving such notice may then deliver a second written notice to the breaching party, terminating this Agreement, in which event this Agreement, and the licenses granted hereunder, shall terminate on the date specified in such second notice.

         (d) CESSATION OF SERVICE. If Dow Jones discontinues publishing or commercial distribution of the Dow Jones Information, then either party may cancel this Agreement upon thirty (30) days' prior written notice to the other party.

         (e) INSOLVENCY. In the event that either party shall be adjudged insolvent or bankrupt, or upon the institution of any proceedings by it seeking relief, reorganization or arrangement under any laws relating to insolvency, or if an involuntary petition in bankruptcy is filed against such party and said petition is not discharged within 60 days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business (an "Event of Bankruptcy"), then the party affected by any such Event of Bankruptcy shall immediately give notice thereof to the other party, and the other party at its option may terminate this Agreement, and the licenses granted hereunder, upon written notice.

         (f) CHANGE IN CONTROL. If there is a direct or indirect change in the effective voting control of Distributor, or if Distributor merges into or is acquired by a third party, or if Distributor sells or transfers the Distributor Service or all or substantially all of the assets of the business unit containing the Distributor Service to a third party (a "Change in Control"), then Distributor shall give prompt written notice thereof to Dow Jones, and Dow Jones at its option may, within 30 days after receipt of such notice, terminate this Agreement immediately by delivering written notice. Distributor may notify Dow Jones in writing of any proposed Change in Control prior to its proposed effectiveness, and Dow Jones shall, within 30 days after receipt of such notice (or if no timely notice is given, at any time after Dow Jones learns of such Change in Control), notify Distributor whether Dow Jones would exercise its right to terminate this Agreement if such proposed Change in Control were consummated.

         (g) EFFECT OF TERMINATION. Upon the expiration or termination of this Agreement for any reason, Distributor shall (i) immediately inhibit all access to the Dow Jones Information through the Distributor Service, (ii) delete any Dow Jones Information then stored on the Distributor Host Computer, (iii) cease advertising and promoting the availability of the Dow Jones Information via the Distributor Service and (iv) discontinue all uses of Dow Jones' trade names or Marks. In addition, upon expiration or termination of this Agreement, each party, at its expense, shall promptly return to the other all copies of the other party's Confidential Information.

8. CONFIDENTIAL INFORMATION. Distributor and Dow Jones understand and agree that in the performance of this Agreement each party may have access to private or confidential information of the other party, including, but not limited to, trade secrets, marketing and business plans and technical information, which is designated as confidential by the disclosing party in writing, whether by letter or by the use of a proprietary stamp or legend, prior to or at the time it is disclosed to the other party ("Confidential Information"). Both parties agree that the terms of this Agreement, including without limitation its financial terms such as the Payments and the information contained in reports, shall be deemed Confidential Information owned by the other party. Distributor acknowledges and agrees that the technical and functional specifications and the code and design of the Composite Feed and all tools and utilities supplied by Dow Jones to Distributor are Confidential Information of Dow Jones. In addition, information that is orally disclosed to the other party shall constitute Confidential Information if within 10 days after such disclosure the disclosing party delivers to the receiving party a written document describing such Confidential Information and referencing the place and date of such oral disclosure and the names of the employees of the party to whom such disclosure was made. Each party agrees that: (i) all Confidential Information shall remain the exclusive property of the owner; (ii) it shall maintain, and shall use prudent methods to cause its employees and agents to maintain, the confidentiality and secrecy of the Confidential Information; (iii) it shall not, and shall use prudent methods to ensure that its employees and agents do not, copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (iv) it shall return or destroy all copies of Confidential Information upon request of the other party. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent it (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party,
(ii) is disclosed to third parties by the disclosing party without restriction on such third parties, (iii) is in the receiving party's possession, without actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement,
(iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto, (v) is independently developed by the receiving party without reference to the disclosing party's Confidential Information or (vi) is released from confidential treatment by written consent of the disclosing party.

9.       MISCELLANEOUS.

         (a) NOTICES. All notices shall be in writing, and delivered by certified mail, return receipt requested, overnight courier service, or by facsimile with confirmation to the address set forth on the signature page, or other address stipulated in writing by a party. Notice shall be deemed delivered and received on the date it is actually received.

         (b) AMENDMENT, ASSIGNMENT. This Agreement may not be amended except in a writing executed by authorized representatives of Distributor and Dow Jones. Any such purported assignment without such prior written consent shall be void. Distributor shall not assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of Dow

Jones. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

         (c) SURVIVAL OF CERTAIN PROVISIONS. The rights and obligations in Sections 3(a), 3(b), 3(c), 4(b), 5(b), 5(c), 5(d), 5(e), 6, 7(g), 8 and 9 shall survive termination or expiration of this Agreement for any reason.

         (d)      CONSEQUENTIAL DAMAGES. Except for amounts payable pursuant to
Section 6 or resulting from a breach of Section 8, neither party shall be liable to the other for any damages other than direct damages, including but not limited to consequential, indirect, special, exemplary, or punitive damages, or any lost revenues or lost profits, even if advised of the possibility of such damages.

         (e) ENTIRE AGREEMENT. This Agreement contains the final and entire agreement of the parties on the subject matter herein and supersedes all previous and contemporaneous verbal or written negotiations or agreements on the subject matter herein.

         (f) WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

         (g) SEPARABILITY. If any provision of this Agreement or its application in a particular circumstance is held to be invalid or unenforceable to any extent, the remainder of the Agreement, or the application of such provision in other circumstances, shall not be affected thereby, and each provision shall be valid and enforced to the fullest extent permitted by law.

         (h) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States, applicable to contracts wholly made and wholly performed in the State of New York, United States. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods.

         IN WITNESS WHEREOF, duly authorized representatives of both parties hereto have executed this Agreement as of May 14, 1999 ("Effective Date"):

AUDIOHIGHWAY.COM                                    DOW JONES & COMPANY, INC.

By: /s/ Grant Jasmin                          By: /s/ Jessica Perry
   ---------------------------------             -------------------------------
    Name:  Grant Jasmin                           Name:  Jessica Perry
    Title:  Chief Operating Officer               Title:  Director, Distribution
    Date:  May 14, 1999                           Date:  May 14, 1999

Address for Notices:

20600 Mariani Ave.                            U.S. Highway 1 at Ridge Road
Cupertino, CA 95014                           South Brunswick, NJ 08852
Fax: 408.255.5591                             Attn.: Director,
                                              Internet Distribution,
                                              Dow Jones Interactive Publishing
                                              Fax: 609.520.4072

With a copy to the same street                with a copy to the same street
address, but                                  address, but
Attn.: Legal Department                       Attn.: Legal Department
Fax: 408.255.5301                             Fax: 609.520.4021


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

                                    EXHIBIT A
                     DESCRIPTION OF THE DISTRIBUTOR SERVICE;
                   AUTHORIZED DISTRIBUTION METHODS; TERRITORY

DESCRIPTION OF SERVICE:

The Distributor Service, which is owned and operated by Distributor, provides users ("Users") who access Distributor's public web site at (www.audiohighway.com) with the ability to download various audio programs, including books in audio format, radio shows, music, and other text information that has been recorded in an audio format. Downloading is done via the Distributor's web site. The audio files are managed by the Audio Wiz software or by other client applications such as Media Player, which are free to Users ("Download Software"). Users can then listen to the programming when and where they like, via either a portable listening device, or directly from their computers with a compatible sound card and speakers attached to their computer. Content available through the Distributor Service will be distributed in either
 .wav, Microsoft Media Player, MP3, Real Audio or ADPCM format. The devices that Users can use to access such content include the Distributor's proprietary mobile device, the Diamond Multimedia Rio player, Creative Lab's Nomad Products and certain audio-enabled Windows CE devices.

Distributor Subscriber will only make the Dow Jones Information available to a subset of such Users who are Distributor Subscribers and who have paid a fee to access the Dow Jones Information.

AUTHORIZED DISTRIBUTION METHODS:

Distributor shall distribute the Dow Jones Information only to Distributor Subscribers who have the Download Software, and who have paid a subscription fee to access the Dow Jones Information. Distributor may make the Dow Jones Information available in either daily or monthly packages and not in any other packages (e.g., weekly or yearly). Distributor may make the Text Information and Audio Information available either as a package or as separate levels of service, so long as Distributor Subscribers are always charged a fee for the Dow Jones Information.

TERRITORY:

Distributor will only market the availability of the Dow Jones Information to Users residing in North America.

ARCHIVING: During each calendar week during the term of this Agreement, Distributor shall be permitted to make available to Distributor Subscriber an archive of the Dow Jones Information published during the immediately preceding seven days. Distributor shall owe monthly licensing fees on use of archived Dow Jones Information to the same extent that it owes licensing fees on current Dow Jones Information.

                                    EXHIBIT B
                    DESCRIPTION OF THE DOW JONES INFORMATION

The Dow Jones Information is comprised of the Audio Information and the Text Information.

AUDIO INFORMATION

THE WALL STREET JOURNAL TODAY REPORT ("WSJ Today"): Dow Jones' radio group, using its editorial discretion, will produce an audio summary that is approximately 15-20 minutes in length covering the major stories and columns from The Wall Street Journal. The program will be available via ISDN line, or other format mutually acceptable to both parties, approximately 12:00 p.m. eastern time each day The Wall Street Journal is published.

TEXT INFORMATION

The Distributor shall be permitted to record in an audio format the "What's News
- Business and Finance and World View" column, as it appears in the print edition of The Wall Street Journal on page A1 each day The Wall Street Journal is published. Text Information shall include only the information found on page A1, and shall not include the full stories related to each item in the What's News column. A sample of the Text Information is attached in Exhibit B-1.

The Text Information shall be available to Distributor upon publication in The Wall Street Journal, which is typically around 2:00 a.m. eastern time, each day The Wall Street Journal is published.

The Text Information shall be deemed Confidential Information of Dow Jones until 6 a.m. Eastern time of the day it is published at which point it may be distributed in accordance with this Agreement.

The Text Information shall be delivered to Distributor via e-mail in a text file, in a format acceptable to both parties. The Text Information shall be sent in two deliveries each day, one for "Business and Finance", using The Wall Street Journal publishing code J/BZF as the identifier, and one for "World Wide", using The Wall Street Journal publishing code J/WLD as the identifier.

                                                             EXHIBIT B-1

What's News--

                                     * * *

BUSINESS AND FINANCE

BOND PRICES FELL to their lowest level since August amid fears of higher interest rates and worries that Japanese investors are preparing to pull some money back home. A weak auction of two year Treasury notes was a catalyst. The 30-year bond declined 1 3/32, while its yield rose to 5.505%. The Dow Jones industrials fell 144.75 points, or 1.52%, to 9399.67, and the Nasdaq composite declined 1.56%.

         GREENSPAN TOOK a swipe at overpaid corporate executives and warned against raising the minimum wage.

                         (Articles on Pages C1 and A2)

                                     * * *

         GUN-INDUSTRY REPRESENTATIVES and a leading lawyer representing New Orleans in its suit against the industry have held at least one preliminary discussion aimed at arranging a possible settlement of handgun litigation.

                              (Article on Page A3)

                                     * * *

         THREE SPORT-UTILITY VEHICLES flipped in crash tests by traffic-safety regulators, the first time the government reported such results. The findings raise the chances of tougher rules.

                              (Article on Page A3)

                                     * * *

         AT&T'S ROBERT ANNUNZIATA, president of the business-services group, is quitting to be CEO of Global Crossing, a two-year-old firm, in a rare defection from the chairman's executive team.

                              (Article on Page A3)

                                     * * *

         GLAXO'S RELENZA, a much-anticipated drug to fight the flu, failed to clear an FDA advisory panel, and its American depositary receipts fell.

                              (Article on Page A4)

                                     * * *

         AMAZON.COM HAS BOUGHT 40% of Drugstore.com, in an aggressive expansion of its Internet shopping lineup, and may make more such investments in other online merchants.

                              (Article on Page B1)

                                     * * *

WORLD-WIDE

     THE SENATE BACKED A MILITARY RAISE; THE HOUSE SPEAKER SEEKS BUDGET FLEXIBILITY.

     The Senate voted 91-8 to boost pay 4.8% for active-duty personnel Jan. 1, with further raises later. That's more than Clinton sought. Hastert signaled he may want to exceed spending caps at the core of the 1997 balanced-budget deal. That would be controversial, but may help the GOP spend more on defense and education and define itself as something other than the impeachment party. (Articles on Pages A2 and A20)

          AN AID PACKAGE OF MORE THAN $1 BILLION FOR CENTRAL AMERICA AND
     JORDAN POSES A TEST FOR CLINTON AND CONGRESS AS THEY TRY TO MOVE BEYOND THE IMPEACHMENT BATTLE.

                                     * * *

         SERB MEDIA EXULTED over what Belgrade clearly feels is a victory over Western pressure for international peacekeepers to enforce a Kosovo deal. NATO worries Serbia plans a big offensive against ethnic Albanians after Tuesday's suspension of peace talks, which eased a threat of airstrikes.

                                     * * *

         THE INDEPENDENT COUNSEL LAW IS FLAWED and should be allowed to expire in June, former Attorney General Griffin Bell and former GOP Senate leader Howard Baker told a Senate panel. Baker favors letting the law expire, then revising it after passions inflamed by the Starr inquiry have cooled.

                                     * * *

         WASHINGTON'S NORTH KOREA POLICY is under review. Former Defense Secretary Perry is expected to tell Clinton tomorrow that the current cautious engagement is a failure, and that Pyongyang should be offered a choice between incentives to improve ties or isolation by the U.S. (Article on Page A12)

                                     * * *

         THE SUPREME COURT CLEARED the way for deportation of Palestinians accused of backing terrorism. Justices, 5-4, barred foreigners unlawfully in the U.S. from court reviews of claims of selective law enforcement. The ruling hurts aliens' free-speech rights, the Palestinians' attorney said.

                                     * * *

         A CENSUS PLAN FOR 2000 WAS ATTACKED by congressional Republicans, who warned the bureau is setting itself up for lawsuits by insisting on partial use of statistical sampling. The bureau, following a recent Supreme Court ruling, wants to use sampling for purposes other than apportionment.

                                     * * *

         PHILIP MORRIS WILL CLOSE one of its three U.S. cigarette-manufacturing plants, eliminating 1,400 jobs and resulting in a $200 million pretax charge against earnings in the first half.
                              (Article on Page A6)

                                     * * *

         GATEWAY IS BUYING A STAKE in an online computer-products retailer and is jointly launching a site to sell software, peripherals and accessories.
                              (Article on Page B7)

                                     * * *

         A SENIOR MICROSOFT executive defended the business practices of his company, saying it allows computer makers broad flexibility to add rivals' software to machines with Windows.
                              (Article on Page B7)

                                     * * *

         BAAN MAY LAY OFF more employees as part of an effort to slash internal costs and return to profitability, according to a recent internal memo.
                              (Article on Page B7)

                                     * * *

         SCHWAB'S ONLINE-TRADING SITE went down for the third time in two months, in a 90-minute outage, as the company was trying to upgrade its systems.
                              (Article on Page C1)

                                     * * *

         OLIVETTI FILED A NEW $58 billion takeover offer for Telecom Italia, but left unchanged the basic financial details first announced over the weekend.
                              (Article on Page A10)

                                     * * *

         SHORT INTEREST DECLINED 3.02% to 1.81 billion shares in the latest month on the Nasdaq Stock Market.
                             (Article on Page C25)

                                     * * *

MARKETS-

         STOCKS: Volume 764,392,510 shares. Dow Jones industrials 9399.67, off 144.75; transportation 3249.60, up 27.89; utilities 297.44, up 1.17.

         BONDS: Lehman Brothers Treasury index 8359.22, off 71.52.

         COMMODITIES: Oil (April) $12.63 a barrel, up 15 cents. Dow Jones-AIG futures index 74.901, off 0.407; DJ spot index 111.92, off 0.58.

         DOLLAR: 121.79 yen, up 0.87; 0.9091 euro, up 0.0007; 1.7780 marks, up
0.0013.

         AN AVALANCHE STRUCK the Austrian town of Valzur, just seven miles from where a snowslide buried dozens in Galtuer Tuesday. The two-day death toll in the Tyrol rose to 18, and 20 remain missing at the two sites. Closed roads are hampering rescue efforts.

                                     * * *

         U.S. JETS ATTACKED air-defense sites near Baghdad, at the edge of the southern "no-fly" zone. Iraq says the planes were outside the zone, and civilians died. Clinton said Baghdad appears to be aiming for the "symbolic victory" of shooting down a U.S. jet.

                                     * * *

         THREE IRANIAN KURDS DIED fighting police during a protest over Turkey's capture of rebel leader Abdullah Ocalan. In Berlin, a funeral for three Kurds killed last week drew 8,500. Turkey again denied attorneys access to Ocalan. (Related article on Page A12)

                                     * * *

         GENETICALLY MODIFIED PRODUCTS won't be regulated by an international treaty after the U.S. and five other nations managed to scuttle the proposal at talks in Colombia. Washington said it was opposed to additional burdens on global agricultural trade.

                                     * * *

         A CHINESE AIRLINER CRASHED on approach to Wenzhou, 250 miles south of Shanghai, killing all 61 aboard. The China Southwest Airlines Tupolev 154 was on a flight in clear weather from the southwest city of Chengdu. Officials offered no clues as to the cause.

                                     * * *

         CHINA "STRONGLY RESENTS" a U.S. decision to bar the $450 million sale of a Hughes Electronics satellite to Beijing, the foreign minister said. China dismissed as groundless U.S. suspicions that the deal was intended to enhance army communications.

                                     * * *

         SPACING BABIES 2 1/2 YEARS APART is ideal, according to a study by the Centers for Disease Control and Prevention. Longer or shorter intervals were found to increase the risk of underweight or premature babies.

                                     * * *

         IRELAND CHARGED ITS FIRST SUSPECT in the Aug. 15 bombing that killed 29 in Omagh, Northern Ireland. He is accused of conspiracy and belonging to an IRA splinter group. Others have also been detained in the case.

                                     * * *

         CLINTON AIDE PAUL BEGAIA ANNOUNCED HE IS quitting to teach at Georgetown. Begaia has served since Clinton's 1992 election campaign. A White House exodus was predicted after the end of impeachment proceedings.

                                    EXHIBIT E

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together.

         b. Monthly Subscriptions. With respect to those Distributor Subscribers who pay for a monthly subscription to the Audio Information or the Text Information, (1) $2.00 each month for each level of service, where the
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3.       The total Percentage-Based Fees for such month:

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Subscribers who access the Audio Information and Text Information as separate
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a bundle containing content from other information providers, then Distributor
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Royalties         =        (1/2 * Fees) + Number of Information Providers;

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All amounts in this Exhibit are in U.S. Dollars.


                                       14